EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

of

CERTIFICATE OF INCORPORATION

of

TELLIUM, INC.

(a Delaware Corporation)

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Tellium, Inc., a corporation organized and existing under the laws of Delaware, does hereby certify that:

FIRST: The name of the corporation is Tellium, Inc. (the “Corporation”).

SECOND: The original Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on April 21, 1997 under the name MWD, Inc.

THIRD: The Corporation hereby amends the Certificate, as heretofore amended, by adding a new paragraph to Article IV to be located at the end of Article IV and entitled “Reclassification” (the “Amendment”) to read as follows:

(C) Reclassification. Immediately upon the effectiveness of the Certificate of Amendment adding this paragraph (C) to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Date”), each four (4) shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”), shall automatically and without any action on the part of the holder thereof be reclassified, combined and changed into one (1) share of the Corporation’s Common Stock, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the “Old Certificates,” whether one or more), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate, or certificates (the “New Certificates,” whether one or more) representing the number of whole shares of Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, the Old Certificates shall represent only (i) the number of shares of Common Stock into which the shares of the Old Common Stock represented thereby were reclassified and (ii) the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interests will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any fractional shares, each holder who would otherwise be entitled to a fractional share shall be entitled to receive an amount in cash, without interest, equal to such fraction multiplied by the average closing price per share of the Common Stock on the Nasdaq Small Cap Market for the ten most recent trading days prior to the Effective Date. If more than one Old Certificate shall be surrendered for the account of the same stockholder, the number of full shares of Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable.

FOURTH: The foregoing amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (“DGCL”).

FIFTH: This Certificate of Amendment shall not become effective until, and shall become effective at, 4:00 p.m. on November 13, 2003.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of November, 2003

TELLIUM, INC.

By:	/s/ Michael J. Losch
Name:	Michael J. Losch
Title:	CFO, Secretary and Treasurer